Exhibit 5.1

August 30, 2013

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, CA 92626

RE:	Registration Statement on Form S-8 for the Registration of 800,000 additional Shares of Common Stock under the 2010 Equity Incentive Plan of Pacific Mercantile Bancorp

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed on this date by Pacific Mercantile Bancorp, a California corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 800,000 additional shares of the Company’s common stock, without par value (“Common Stock”), reserved for issuance under the Company’s 2010 Equity Incentive Plan. We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that those 800,000 shares of Common Stock, when issued against full payment therefor in accordance with the respective terms and conditions of the 2010 Equity Incentive Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Respectfully submitted,

/s/ Stradling Yocca Carlson & Rauth
STRADLING YOCCA CARLSON & RAUTH